     As filed with the Securities and Exchange Commission on January 30, 2003


                               Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           WENDY'S INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            OHIO                                       31-0785108
----------------------------------         -------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

    P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256;
                                  614-764-3100
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Leon M. McCorkle, Jr., Esq., Executive Vice President,
                          General Counsel and Secretary
                 P.O. Box 256, 4288 West Dublin-Granville Road,
                      Dublin, Ohio 43017-0256; 614-764-3100
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
 Susan E. Brown, Esq., Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street,
             P.O. Box 1008, Columbus, OH 43216-1008 (614) 464-6210

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of each                                            Proposed maximum
class of securities              Amount to be             aggregate offering             Amount of
to be registered              registered(1)(2)(3)           price (1)(2)(3)        Registration fee(4)
-------------------           -------------------         -------------------      -------------------
Debt Securities, Preferred
Shares, Depositary Shares
Common Shares and
Warrants(5)                     $500,000,000                 $500,000,00                  $46,000
-------------------------------------------------------------------------------------------------------
Rights to Series A
Preferred Shares(6)                 ---                          ---                         ---
-------------------------------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(2) This amount represents the principal amount of any debt securities issued at their principal amount, the issue price of any debt securities issued at an original issue discount, the issue price of any preferred shares and the amount computed pursuant to Rule 457(c) for any common shares.
(3) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(4) Pursuant to Rule 429 under the Securities Act of 1933, registrant is carrying forward $75,000,000 of securities previously registered on its Registration Statement on Form S-3, File No. 333-71102, none of which have been issued or sold and for which amount of securities it paid $6,900 of registration fees, which are being applied to the $46,000 of registration fees due for the securities registered by this Registration Statement.
(5) Also includes such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, the securities registered hereunder.
(6) One Series A preferred share purchase right is initially carried and traded with each common share. Each right will entitle the holder to buy one ten-thousandth of one Series A preferred share upon the occurrence of certain events. The value attributable to the rights, if any, is reflected in the value of the common shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated January 30, 2003


PROSPECTUS

                                  $500,000,000
                           WENDY'S INTERNATIONAL, INC.
              DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES
                           COMMON SHARES AND WARRANTS

     We may from time to time issue debt securities, preferred shares, depositary shares, common shares or warrants to purchase debt securities, preferred shares or common shares having an aggregate offering price of up to $500,000,000 (or the equivalent in foreign denominated currency or units based on or related to currencies). The debt securities may be either senior debt securities or subordinated debt securities. Pursuant to this process, we may sell securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale.

     This prospectus will describe the general terms of the securities and the general manner in which we will offer the securities. Each time we sell securities, we will provide a prospectus supplement that will contain the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we will offer the securities.

     We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement.

     The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                            -------------------------






                            -------------------------




           The date of this prospectus is              , 2003.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Where You Can Find More Information............................................3
Wendy's........................................................................4
Selected Consolidated Financial Information....................................5
Ratio of Earnings to Fixed Charges.............................................6
Use of Proceeds................................................................6
Description of Securities......................................................7
Description of Debt Securities.................................................7
Description of Capital Stock..................................................21
Description of Depositary Shares..............................................24
Description of Warrants.......................................................27
Plan of Distribution..........................................................30
Legal Matters.................................................................31
Experts  .....................................................................31


     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date hereof.

     Unless the context requires otherwise, the terms "Wendy's," "we," "us," and "our" refers to Wendy's International, Inc. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the Securities and Exchange Commission relating to the debt securities, preferred shares, depositary shares, common shares and warrants. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

     The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

o    Our Annual Report on Form 10-K for the fiscal year ended December 30, 2001;

o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 29, 2002;

o Our Current Reports on Form 8-K filed as of May 31, 2002, July 5, 2002, August 13, 2002, September 13, 2002 and January 9, 2003; and

o The description of our common shares contained in our amended Registration Statement on Form 8-A/A filed October 9, 2002.

     Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities.

     We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

                           Wendy's International, Inc.
                         4288 West Dublin-Granville Road
                             Dublin, Ohio 43017-0256
                            Attn: Investor Relations
                                 (614) 764-3100

                                     WENDY'S

     We are primarily engaged in the business of operating, developing and franchising a system of distinctive quick-service restaurants under the names Wendy's Old Fashioned Hamburger Restaurants and Tim Hortons. At September 29, 2002, there were 6,133 Wendy's restaurants in operation in the United States, Canada and other international markets, of which 1,270 were operated by us and 4,863 were operated by our franchisees. Also at September 29, 2002, there were 2,260 Tim Hortons restaurants in Canada and the United States, of which 70 were operated by us and 2,190 were operated by our franchisees.

     Each Wendy's restaurant offers a relatively standard menu featuring hamburgers and filet of chicken breast sandwiches, which are prepared to order with the customer's choice of condiments. Wendy's menu also includes chicken nuggets, chili, baked and French fried potatoes, prepared salads, desserts, soft drinks and other non-alcoholic beverages and children's meals. In addition, the restaurants sell a variety of promotional products on a limited basis. Each Tim Hortons unit offers coffee, cappuccino, fresh baked goods such as donuts, muffins, pies, croissants, tarts, cookies, cakes, bagels and in some units sandwiches, soups and fresh-baked breads.

     On February 11, 2002, we acquired a 45% minority interest in Cafe Express, a fast-casual restaurant chain. Cafe Express owns and operates restaurants in Texas and Arizona.

     On June 19, 2002, we completed the acquisition of Fresh Enterprises, Inc., the owner and operator of the Baja Fresh(R) Mexican Grill restaurant chain, pursuant to a Merger Agreement dated May 30, 2002. Baja Fresh, founded in 1990, owns, operates and franchises fast-casual restaurants in 17 states and the District of Columbia. At September 29, 2002, there were 188 Baja Fresh restaurants in operation, of which 89 were operated by us and 99 were operated by our franchisees.

     On October 24, 2002, we made a $12 million investment in the Pasta Pomodoro restaurant business, which is a minority investment of approximately 25% of that company. Pasta Pomodoro is a fast casual restaurant featuring freshly prepared Italian food. As of the date of our investment, Pasta Pomodoro operated 24 restaurants.

     We are an Ohio corporation organized in 1969. Our principal executive offices are located at 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256; and our telephone number is (614) 764-3100.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents our selected historical consolidated financial information and other financial data. The selected financial data, insofar as it relates to the fiscal years in the five-year period ended December 30, 2001, are derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP. The selected financial data for the nine months ended September 29, 2002 and September 30, 2001, are derived from our unaudited interim consolidated financial statements. Our unaudited interim consolidated financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. This information should be read together with "Management's Review and Outlook" and our consolidated financial statements and the related notes, all of which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 30, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 29, 2002. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the nine months ended September 29, 2002 are not necessarily indicative of results that may be expected for the full fiscal year ended December 29, 2002.

                                      NINE MONTHS ENDED                              FISCAL YEAR ENDED
                                     --------------------   -------------------------------------------------------------
                                     9/29/2002  9/30/2001   12/30/2001  12/31/2000(1)  1/2/2000  1/3/1999(2) 12/28/1997(3)
                                     ---------  ---------   ----------  -------------  --------  ----------- -------------
OPERATIONS (IN MILLIONS) (4)
Retail sales........................  $1,620     $1,430       $1,925      $1,808       $1,666      $1,580      $1,646
Revenues............................  $2,019     $1,776       $2,391      $2,237       $2,067      $1,942      $2,031
Income before income taxes..........  $  266     $  233       $  307      $  271       $  269      $  208      $  219
Net income..........................  $  168     $  147       $  194      $  170       $  167      $  123      $  130

FINANCIAL POSITION (IN MILLIONS)
Total assets........................  $2,561     $2,015       $2,076      $1,958       $1,884      $1,838      $1,942
Property and equipment, net.........  $1,763     $1,563       $1,640      $1,497       $1,389      $1,281      $1,266
Long-term obligations...............  $  682     $  248       $  451      $  248       $  249      $  246      $  250
Company-obligated mandatorily
 redeemable preferred securities..        --     $  200       $  200      $  200       $  200      $  200      $  200
Shareholders' equity................  $1,440     $1,227       $1,030      $1,126       $1,065      $1,068      $1,184

OTHER DATA (IN MILLIONS)
Systemwide sales - Wendy's..........  $5,700     $5,105       $6,837      $6,412       $5,994      $5,528      $5,202
Systemwide sales - Hortons..........  $1,236     $1,081       $1,462      $1,287       $1,080      $  895      $  772
Capital expenditures................  $  235     $  213       $  301      $  276       $  248      $  242      $  295

PER SHARE DATA
Net income - basic..................  $ 1.52     $ 1.29       $ 1.72      $ 1.48       $ 1.37      $ 0.96      $ 0.99
Net income - dilutive...............  $ 1.45     $ 1.24       $ 1.65      $ 1.44       $ 1.32      $ 0.95      $ 0.97
Dividends...........................  $ 0.18     $ 0.18       $ 0.24      $ 0.24       $ 0.24      $ 0.24      $ 0.24
Market price at period end..........  $34.40     $26.65       $29.17      $26.25       $20.81      $21.81      $22.88

-------------------------
(1) Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2 to the Consolidated Financial Statements).
(2)  Includes international charges of $33.9 million ($25.2 million after tax).
(3)  Includes special charges of $72.7 million ($50.0 million after tax).
(4) As described in Note 5 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (FAS 142) effective December 31, 2001. FAS 142 provides the accounting guidelines for goodwill and other intangibles. Under FAS 142, the amortization of goodwill and other indefinite-lived intangibles is prohibited and these assets must be tested for impairment annually (or in interim periods if events indicate possible impairment). In accordance with FAS 142, we reclassified approximately $2.5 million of net intangibles into goodwill and ceased amortizing goodwill effective December 31, 2001. We have determined that no other intangibles have an indefinite life and will continue to amortize these remaining intangibles over their current lives.

     The table below presents a reconciliation of net income, basic earnings per common share and diluted earnings per common share as if FAS 142 had been adopted for the fiscal years ended December 30, 2001, December 31, 2000 and January 2, 2000 and for the nine months ended September 29, 2002 (dollars in thousands, except per share data).

                                                               NINE MONTHS ENDED           FISCAL YEAR ENDED
                                                               -----------------  ----------------------------------
                                                                    9/29/2002     12/30/2001   12/31/2000   1/2/2000
                                                               -----------------  ----------   ----------   --------
Net income.................................................         $168,058        $193,649    $169,648    $166,585
     Goodwill amortization (net of tax)....................                0           2,402       2,627       2,620
                                                                    --------        --------    --------    --------
Adjusted net income........................................         $168,058        $196,051    $172,275    $169,205
                                                                    ========        ========    ========    ========
Basic earnings per share...................................         $   1.52        $   1.72    $   1.48    $   1.37
     Goodwill amortization (net of tax)....................             0.00            0.03        0.03        0.02
                                                                    --------        --------    --------    --------
Adjusted basic earnings per share..........................         $   1.52        $   1.75    $   1.51    $   1.39
                                                                    ========        ========    ========    ========
Diluted earnings per share.................................         $   1.45        $   1.65    $   1.44    $   1.32
     Goodwill amortization (net of tax)....................             0.00            0.02        0.02        0.02
                                                                    --------        --------    --------    --------
Adjusted diluted earnings per share........................         $   1.45        $   1.67    $   1.46    $   1.34
                                                                    ========        ========    ========    ========




                       RATIO OF EARNINGS TO FIXED CHARGES

                          NINE MONTHS ENDED                                 FISCAL YEAR ENDED
                       ------------------------    ------------------------------------------------------------------
                        SEPT. 29,  SEPT. 30,       DEC. 30,      DEC. 31,      JAN. 2,      JAN. 3,        DEC. 28,
                          2002       2001            2001          2000          2000        1999            1997
                        --------   ---------       --------      -------       -------      -------        ---------
Ratio of earnings
to fixed                 5.68         6.09           5.82          5.39          5.56        4.66            4.97
charges......

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings include income before provision for income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, capitalized interest and a portion of rental charges considered to be representative of the interest component in the particular case. We did not have any preferred share dividends in any of the periods indicated, and, therefore, the ratio of earnings to fixed charges and preferred share dividends for each of the periods indicated was equal to the ratio of earnings to fixed charges for that period.

                                 USE OF PROCEEDS

     Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. This may include refinancing of debt, purchase of our common shares or capital expenditures such as the acquisition and development of restaurants, mergers, acquisitions and other strategic investments. Specific allocations of the proceeds for such purposes have not been made at this time.

                            DESCRIPTION OF SECURITIES

     The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below.

     For more information about the debt securities offered by us, please refer to:

     o the indenture between us and Bank One, National Association, as trustee, relating to the issuance of each series of senior debt securities by us;

     o the indenture between us and Bank One, National Association, as trustee, relating to the issuance of each series of subordinated debt securities by us.

     Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The trustee under each indenture is referred to as the "indenture trustee." The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution.

     Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the prospectus supplement relating to the debt securities.

     Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

GENERAL

     We may issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     The debt securities will be unsecured obligations.

     Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a resolution of our board or directors or in one or more officer's certificates pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

     o    the title of the debt securities;

     o    any limit on the aggregate principal amount of the debt securities;

     o the person to whom interest on the debt securities is payable (if other than the registered holder on the record date for the payment of interest);

     o    the date or dates on which principal will be payable;

     o the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;"

     o any record dates for the interest payable on the interest payment dates;

     o    the place of payment on the debt securities;

     o any obligation or option we have to redeem or purchase debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed or purchased;

     o the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

     o the currency or currencies in which payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities will be payable (if other than the currency of the United States of America);

     o any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

     o if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt is accelerated;

     o the terms and conditions upon which the currency in which the debt securities are payable may change;

     o the amount of principal of the debt securities that will be deemed outstanding at any date prior to the maturity of the debt securities;

     o whether we may, upon satisfying several conditions, be discharged from our obligations, or be released from certain covenants, with respect to the debt securities (See "--Defeasance and Covenant Defeasance");

     o any event of default applicable to the debt security that is in addition to or different from those included in the applicable indenture;

     o any change in the right of the indenture trustee or the registered holders of the debt securities to declare the principal of the debt securities due and payable;

     o any covenant included for the benefit of the registered holders of the debt securities in addition to (and not inconsistent with) those included in the applicable indenture;

     o any restriction or condition on the transferability of the debt securities;

     o whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

     o any other terms of the debt securities. (See Section 301 of the senior debt indenture and the subordinated debt indenture.)

     Additionally, we refer you to the applicable prospectus supplement for the issuance of any subordinated debt securities for a description of the following terms of the subordinated debt securities:

     o    the subordination terms of the subordinated debt securities;

     o any right to extend the interest payment periods for the subordinated debt securities and the duration of the extension;

     o the terms of any right we or the registered holders of subordinated debt securities may have to convert subordinated debt securities into, or exchange them for, our common shares or other property, including the periods when and the prices at which the subordinated debt securities may be converted or exchanged; and

     o if applicable, the place where the subordinated debt securities may be surrendered for conversion or exchange. (See Section 301 of the subordinated debt indenture.)

     If the debt securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable in a currency or currencies other than that in which such debt securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the debt securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the prospectus supplement.

PAYMENT OF DEBT SECURITIES--INTEREST

     Unless indicated differently in a prospectus supplement, we will pay interest on the debt securities on each interest payment date to the persons in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

     However, if we default in paying interest on the debt securities, we will pay defaulted interest in either of the two following ways:

     o We will first propose to the indenture trustee a payment date for the defaulted interest. At the same time, we will deposit the defaulted interest with the indenture trustee or make arrangements to deposit the defaulted interest with the indenture trustee prior to the proposed payment date. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holders of the debt securities as of the close of business on the special record date.

     o Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307 of the senior debt indenture and the subordinated debt indenture.)

PAYMENT OF DEBT SECURITIES--PRINCIPAL

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

FORM; TRANSFERS; EXCHANGES

     The debt securities will be issued:

     o    only in fully registered form;

     o    without interest coupons; and

     o unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

     You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

     In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002 of the senior debt indenture and the subordinated debt indenture.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. (See Section 305 of the senior debt indenture and the subordinated debt indenture.)

     We may block the transfer or exchange of:

     o debt securities during a period of 15 days prior to giving any notice of redemption or

     o any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305 of the senior debt indenture and the subordinated debt indenture.)

REDEMPTION

     We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the indenture trustee will select the debt securities to be redeemed within 60 days prior to the redemption date. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104 of the senior debt indenture and the subordinated debt indenture.)

     Debt securities will cease to bear interest on the redemption date. Prior to the redemption date, we will deposit with the indenture trustee or the paying agent an amount of money sufficient to pay the redemption price and any accrued interest. The redemption price and any accrued interest will be paid once you surrender the debt security for redemption. If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Sections 1105, 1106 and 1107 of the senior debt indenture and the subordinated debt indenture.)

EVENTS OF DEFAULT

     Unless otherwise specified in a prospectus supplement, an "event of default" occurs with respect to debt securities of any series if:

     o we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

     o we do not pay principal or premium on any debt securities of the applicable series on its due date;

     o we do not deposit any sinking fund payment when due by the terms of the applicable debt securities;

     o we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the applicable indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 10% of the principal amount of debt securities of the affected series;

     o we fail to pay when due (after expiration of any grace period), or cause the acceleration of the maturity of, other indebtedness in an aggregate principal amount of $25 million or more, and remain in default for 10 days after we receive written notice from either the indenture trustee or registered holders of at least 10% of the principal amount of debt securities of the affected series;

     o we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

     o any other event of default specified in the prospectus supplement occurs. (See Section 501 of the senior debt indenture and the subordinated debt indenture.)

     No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

REMEDIES

     Acceleration

     If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, if we file for bankruptcy or if other specified events in bankruptcy, insolvency, receivership or reorganization occur, the principal amount of all of the debt securities of that series automatically will become immediately due and payable. (See Section 502 of the senior debt indenture and the subordinated debt indenture.)

     Rescission of Acceleration

     After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

     o    we pay or deposit with the indenture trustee a sum sufficient to pay:

          -    all overdue interest;

          - the principal and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

          -    interest on overdue interest to the extent lawful;

          -    all amounts due to the indenture trustee under the indenture; and

     o all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture. (See Section 502 of the senior debt indenture and the subordinated debt indenture.)

     For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

     Control by Registered Holders; Limitations

     Subject to the applicable indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to:

     o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

     o exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series. (See Section 512 of the senior debt indenture and the subordinated debt indenture.)

     These rights of registered holders to make direction are subject to the following limitations:

     o the registered holders' directions will not conflict with any law or the applicable indenture; and

     o the registered holders offer to indemnify the indenture trustee against the cost, expenses and liabilities it may incur in complying with the registered holders' directions.

     The indenture trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Section 512 of the senior debt indenture and the subordinated debt indenture.)

     In addition, each indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

     o that registered holder has previously given the indenture trustee written notice of a continuing event of default;

     o the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

     o for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

     Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Section 507 of the senior debt indenture and the subordinated debt indenture.)

     However, each registered holder has, subject to the subordination provisions of subordinated debt securities, an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See
Section 508 of the senior debt indenture and the subordinated debt indenture.)

NOTICE OF DEFAULT

     The indenture trustee is required, under each indenture, to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived. However, in the case of an event of default arising from our breach of a covenant or warranty in the indenture, no notice shall be given to the registered holders until at least 60 days after the occurrence thereof. (See Section 602 of the senior debt indenture and the subordinated debt indenture.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

     We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indentures. (See Section 1004 of the senior debt indenture and the subordinated debt indenture.)

WAIVER OF DEFAULT AND OF COMPLIANCE

     The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513 of the senior debt indenture and the subordinated debt indenture.)

     Compliance with some of the covenants in the indentures or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series. (See Section 1010 of the senior debt indenture and Section 1008 of the subordinated debt indenture.)

SPECIAL COVENANTS FOR SENIOR DEBT SECURITIES

     The covenants described below apply to any and all series of senior debt securities unless we specify otherwise in the applicable prospectus. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement. For your reference, we have provided a list of definitions of the capitalized terms used in the covenants at the end of the description.

     Limitation on Liens

     We will not, nor will we permit any Domestic Subsidiary to, issue or assume any indebtedness secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens or other encumbrances are called "liens") upon any Principal Property or upon any shares of capital stock or indebtedness of any Domestic Subsidiary (whether the Principal Property, shares or indebtedness are now owned or are hereafter acquired), without effectively providing that all of the debt securities issued under the indenture are secured equally and ratably. These restrictions do not apply to indebtedness secured by liens existing on the date of the indenture or to:

     (a)  liens on any property existing at the time of its acquisition;

     (b) liens on property of a corporation existing at the time it is merged into or consolidated with us or a Domestic Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation (or a division) as an entirety or substantially as an entirety to us or a Domestic Subsidiary, so long as the lien is not extended to property owned by us or a Domestic Subsidiary immediately prior to the transaction;

     (c) liens on property of a corporation existing at the time it becomes a Domestic Subsidiary;

     (d) liens securing indebtedness of a Domestic Subsidiary to us or to another Domestic Subsidiary;

     (e) liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property; provided that the commitment of the creditor to extend the credit secured by the lien is obtained no later than 24 months after the later of:

          o the completion of the acquisition, construction, development or improvement of the underlying property, or

          o    the placing in operation of the property;

     (f) liens put on any property in contemplation of its disposition; provided we dispose of the property within 180 days after the creation of the liens and that any indebtedness secured by the liens is without recourse to us or any of our corporate subsidiaries;

     (g) liens in favor of the United States of America or any state, or any department, agency or instrumentality or political subdivision thereof, to secure certain payments;

     (h) liens to secure indebtedness of joint ventures in which we or a Domestic Subsidiary has an interest to the extent such liens are on property or assets of, or equity interests in, the joint ventures;

     (i) liens to secure indebtedness incurred for the purpose of financing the acquisition, development or construction of restaurants; and

     (j) any extension, renewal, replacement or refunding of any lien existing on the date of the indenture or referred to in clauses (a) to (c), (e) and (i); provided that the principal amount of indebtedness secured thereby and not otherwise authorized by clauses (a) to (c), (e) or (i) does not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

     Notwithstanding these restrictions, we and our Domestic Subsidiaries may, without securing the senior debt securities, issue or assume secured debt so long as, after giving effect thereto, the aggregate amount of secured debt incurred after the date of the indenture (not including secured debt permitted under the specific exceptions listed above) and the aggregate Attributable Value of the Sale and Leaseback Transactions entered into after the date of the indenture (other than those permitted under the specific exceptions listed above) does not exceed 15% of Consolidated Capitalization. (See Section 1008 of the senior debt indenture.)

     Limitation on Sale and Leaseback Transactions

     We will not, nor will we permit any Domestic Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

     o we would otherwise be entitled to issue, assume or guarantee indebtedness secured by a lien on the Principal Property without equally and ratably securing the outstanding debt securities under the senior indenture;

     o we apply, within 180 days after the effective date of the Sale and Leaseback Transaction, an amount equal to the net available proceeds from the sale to:

               -    the acquisition of Principal Properties or

               - the retirement of outstanding debt securities under the senior indenture or

               - the repayment of indebtedness other than subordinated indebtedness; or

     o after giving effect thereto, the aggregate amount of secured debt incurred after the date of the indenture (not including secured debt permitted under the specific exceptions listed above) and the aggregate Attributable Value of the Sale and Leaseback Transactions entered into after the date of the indenture (other than those permitted under the specific exceptions listed below) does not exceed 15% of Consolidated Capitalization.

     The foregoing restrictions will not apply to Sale and Leaseback
Transactions:

     o providing for a lease for a term, including any renewals, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued;

     o    between us and a Domestic Subsidiary or between Domestic Subsidiaries;

     o between us or a Domestic Subsidiary and a joint venture in which we or the Domestic Subsidiary has an interest; or

     o primarily for the purpose of financing the acquisition, development or construction of restaurants by our franchisees. (See Section 1009 of the senior indenture.)

     Definitions Used in the Covenants

     For purposes of the covenants described above:

     "Attributable Value" in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of:

     o the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in the Sale and Leaseback Transaction and the denominator of which is the base term of the lease, and

     o the total obligation (discounted to present value at the highest rate of interest specified by the terms of any series of debt securities then outstanding compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in the Sale and Leaseback Transaction.

     "Consolidated Capitalization" means our consolidated total assets less consolidated current liabilities.

     "Domestic Subsidiary" means any of our subsidiaries that owns a Principal Property.

     "Principal Property" means all restaurant or related equipment and all real property, in each case which is owned by us or a subsidiary.

     "Sale and Lease-Back Transaction" means an arrangement with any lender or investor providing for the leasing of any Principal Property which has been or is to be sold to the lender or investor or a person to whom the lender or investor has advanced funds on the security of the Principal Property if the sale is to occur more than 12 months after either:

     o the completion of the acquisition, construction, development or improvement of the Principal Property or

     o    the placing in operation of the Principal Property.

COVENANTS FOR SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     The covenants described below apply to any and all series of senior debt securities and subordinated debt securities unless we specify otherwise in the applicable prospectus. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

     Under the terms of the indentures, we are required to:

     o maintain in each place of payment for debt securities an office where debt securities may be surrendered for payment, registration of transfer, exchange or, if applicable, conversion and where notices and demands may be served upon us with respect to the debt securities;

     o cause all properties used in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment; and

     o timely pay or discharge all taxes or other governmental charges and all claims for labor, materials or supplies which, if unpaid, might become a lien upon our property or the property of a subsidiary, except that we are not required to pay or discharge any tax, charge or claim we contest in good faith. (See Sections 1002, 1006 and 1007 of the senior debt indenture and the subordinated debt indenture.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

     Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1005 of the senior indenture and the subordinated debt indenture.)

     We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, and not to permit any other entity to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

     o the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indentures;

     o immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing;

     o we deliver an officer's certificate and an opinion of legal counsel each stating that all conditions to the transaction in the indenture have been complied with; and

     o all other conditions are met. (See Section 801 of the senior indenture and the subordinated debt indenture.)

     Additionally, the senior indenture prohibits us from entering into one of the transactions described above if it would result in our property or assets becoming subject to a lien that would not be permitted under the senior indenture, unless the entity formed by the consolidation or into which we are merged causes all of the senior debt securities issued under the senior indenture to be secured equally and ratably.

MODIFICATION OF INDENTURES

     Without Registered Holder Consent

     Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o    to evidence the succession of another entity to us;

     o to add one or more covenants or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon us;

     o to add any additional events of default for all or any series of debt securities;

     o    to provide for the issuance of bearer securities;

     o to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders;

     o to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

     o to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

     o with respect to senior debt securities only, to provide security for the debt securities of any series;

     o with respect to subordinated debt securities only, to provide for the conversion of subordinated debt securities into our common shares or any other security or property; or

     o to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect. (See Section 901 of the senior indenture and the subordinated debt indenture.)

     With Registered Holder Consent

     We and the applicable indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby,

     o change the stated maturity of the principal of or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable;

     o    change the place of payment for the debt securities;

     o    change the currency in which any debt security is payable;

     o    impair the right to bring suit to enforce any payment;

     o reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver of provisions of the applicable indenture;

     o modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults;

     o change any provision of the subordinated debt indenture that adversely affects the rights of registered holders of subordinated debt securities to convert such debt securities, if convertible, including changes to the conversion rate or price; or

     o change any provision in the subordinated debt indenture that would adversely affect the rights of registered holders of the subordinated debt securities.

     A supplemental indenture which changes or eliminates any provision of an indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series. (See Section 902 of the senior indenture and the subordinated debt indenture.)

MISCELLANEOUS

     The indentures provide that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date. (See the definition of "Outstanding" in Section 101 of the senior indenture and the subordinated debt indenture.)

     We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indentures, in the manner and subject to the limitations provided in the indentures. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104 of the senior indenture and the subordinated debt indenture.)

DEFEASANCE AND COVENANT DEFEASANCE

     The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

     o discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

     o released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as "covenant defeasance." (See Sections 1302 and 1303 of the senior indenture and the subordinated debt indenture.)

     We cannot cause a defeasance or covenant defeasance to occur unless the following conditions are satisfied:

     o we irrevocably deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption;

     o we deliver to the indenture trustee an opinion of counsel confirming that there will be no Federal income tax consequences to the holders of the debt securities as a result of the defeasance;

     o we deliver an officer's certificate confirming that the securities will not be delisted as a result of the defeasance;

     o no event which is, or could be, an event of default is continuing at the time we deposit money and/or government securities with the indenture trustee for payment of the debt securities;

     o we have not filed for bankruptcy, and no other specified events in bankruptcy, insolvency, receivership or reorganization have occurred, at any time with in the 90 days preceding the date we deposit money and/or government securities with the indenture trustee for payment of the debt securities;

     o the defeasance will not cause the indenture trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

     o the defeasance will not breach, violate or cause a default under any of our other agreements;

     o the defeasance will not cause the trust arising from our deposit of money and/or government securities with the indenture trustee to be an investment company within the meaning of the Investment Company Act of 1940, unless the trust is registered or exempt from registration under such Act; and

     o we deliver an officer's certificate and an opinion of legal counsel that all conditions to the defeasance have been complied with. (See
          Section 1304 of the senior indenture and the subordinated debt indenture.)

     Additionally, we cannot cause a defeasance or covenant defeasance to occur with respect to subordinated debt securities if we have defaulted in the payment of principal, any premium or interest on any senior debt securities (beyond any applicable grace period) or if payment of the senior debt securities has been accelerated. (See Section 1304 of the subordinated debt indenture.)

     The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated because we breach one of the covenants affected by the covenant defeasance. However, payment of the debt securities could be accelerated if we breach a covenant not affected by a covenant defeasance. If such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities because the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

RESIGNATION AND REMOVAL OF AN INDENTURE TRUSTEE; DEEMED RESIGNATION

     The senior indenture and the subordinated debt indenture require that at all times there be one, and only one, indenture trustee for securities of each series, which may be the indenture trustee for securities of one or more other series. Each indenture trustee must meet the eligibility requirements of the Trust Indenture Act and have a combined capital and surplus of at least $50,000,000. If at any time the indenture trustee with respect to the securities of any series becomes ineligible to serve as an indenture trustee, it must resign immediately. If the indenture trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the indenture trustee must either eliminate that interest or resign, to the extent and in the manner provided by the Trust Indenture Act and the applicable indenture.

     An indenture trustee may resign at any time by giving written notice to us.

     An indenture trustee for any series of securities may be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series.

     If any time the indenture trustee fails, after notice, either to eliminate a conflicting interest within the meaning of the Trust Indenture Act or resign, is no longer eligible to serve as indenture trustee under the applicable indenture or is involved in a bankruptcy, insolvency, liquidation or similar proceeding, we may remove the indenture trustee with respect to all securities and any registered holder who has been a holder of a debt security for at least six months may petition a court for the removal of the indenture trustee with respect to all debt securities and the appointment of a successor indenture trustee.

     If the indenture trustee for any series of securities resigns, is removed or becomes incapable of acting in that capacity, we must promptly appoint a successor indenture trustee with respect to such series. In some cases, the holders of a majority in principal amount of the outstanding securities of a series have the right to appoint a successor indenture trustee for such series, to supersede the successor indenture trustee appointed by us. If no successor indenture trustee is appointed by us or such majority holders in the manner set forth in the applicable indenture, then any holder who has been a holder for at least six months may petition a court for the appointment of a successor indenture trustee.

     No resignation or removal of an indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the applicable indenture. (See Sections 609, 610 and 611 of the senior indenture and the subordinated debt indenture.)

SUBORDINATION

     Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal of, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected.

     No payment on account of principal, premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. In addition, if subordinated debt securities are declared due and payable prior to their scheduled maturity, the holders of senior indebtedness would be entitled to receive payment in full of their indebtedness or to have provision made for payment of such indebtedness before the holders of the subordinated debt securities would be entitled to receive payment on such subordinated debt securities. In these cases, if a payment is received by the holders of, or the indenture trustee for, any series of subordinated debt securities before all senior indebtedness is paid in full, the payment may be required to be returned in accordance with the terms of the subordinated debt indenture. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities. (See Sections 1502, 1503, 1504 and 1506 of the subordinated debt indenture.)

     Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt indenture.

     If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONVERSION RIGHTS

     The terms and conditions of any subordinated debt securities being offered that are convertible into our common shares or other securities or property will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

     Except as otherwise specified when the terms of a series of convertible subordinated debt securities are established in accordance with the subordinated debt indenture, any series of subordinated debt securities that is convertible into our common shares will have the following terms and provisions:

     o To exercise a conversion right, the registered holder must surrender the debt security to us at the office or agency maintained for that purpose accompanied by written notice that the holder elects to convert all or a portion of the debt security. The holder must specify the name or names in which the certificates for the common shares issuable upon conversion are to be issued. The surrendered debt security must be endorsed or accompanied by transfer forms satisfactory to us. (See Section 1402 of the subordinated debt indenture.)

     o If expressly made applicable to a series of debt security, debt securities of that series surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (excluding debt securities or portions called for redemption during the period) must be accompanied by a payment equal to the interest payable on the interest payment date on the principal amount of the debt security then being converted. This interest will be payable to the record holder of the debt security on the regular record date. (See Section 1402 of the subordinated debt indenture.)

     o No fractional common share will be issued upon conversion of debt securities of any series. If a holder would be entitled to a fractional common share upon the conversion of a series of debt securities convertible into our common shares, we will pay to the holder an amount in cash equal to the market value of the fractional share at the time of conversion. (See Section 1403 of the subordinated debt indenture.)

     o The conversion price of a series of debt securities that is convertible into our common shares will be adjusted for stock dividends, stock splits, reclassification, combinations or similar transactions in accordance with the terms of the supplemental indenture or board resolutions establishing the terms of the debt securities. We will have an obligation to give prior notice of these types of transactions. (See Sections 1404 and 1405 of the subordinated debt indenture.)

     o If we consolidate or merge with any other entity (other than a transaction in which we are the surviving entity and our outstanding common shares are not changed or converted) or sell all or substantially all of our assets, we or the entity formed by the consolidation or merger, or the entity which acquired our assets, will be required to enter into a supplemental indenture providing that the holder of each debt security of a series that is convertible into our common shares will have the right (until expiration of the conversion right) to convert the debt security into the kind and amount of shares or other securities into which the security might have been converted immediately prior to the transaction. (See Section 1409 of the subordinated debt indenture.)

GOVERNING LAW

     The indentures and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.


                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 common shares, without par value, and 250,000 preferred shares, par value $1.00 per share. As of December 29, 2002, we had approximately 114,692,000 common shares and no preferred shares outstanding.

COMMON SHARES

     Holders of our common shares are entitled to:

     o one vote for each share held, except that the laws of Ohio provide for cumulative voting for the election of directors upon the previous request of any shareholder;

     o receive dividends when and if declared by the directors from funds legally available therefor, subject to the rights of holders of preferred shares, if any, and to restrictions contained in our long-term indebtedness; and

     o share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for distribution to the holders of any preferred shares.

     Holders of our common shares have no preemptive, subscription, redemption or conversion rights. Our outstanding common shares are, and the shares which may be issued on conversion will be, when issued, fully paid and nonassessable.

     Each common share carries with it one Series A preferred share purchase right, as described below under the caption "Shareholder Rights Plan."

PREFERRED SHARES

     Our articles of incorporation authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 250,000 preferred shares in one or more classes or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, redemption rights and liquidation preferences. Holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class, except that Ohio law entitles the holders of preferred shares to exercise a class vote on certain matters.

SHAREHOLDER RIGHTS PLAN

     We have a shareholder rights plan under which one preferred Series A share purchase right was distributed as a dividend on each outstanding common share. Until the rights become exercisable, or until the earlier redemption or exchange of the rights, we will issue one right with each newly issued common share so that all common shares will have rights attached.

     Each right entitles the holder to buy one ten-thousandth of one of our Series A preferred shares, at a price of $100.00 per one ten-thousandth of a share, subject to adjustment. The rights will not be exercisable until the earlier to occur of:

     o a public announcement that, without the prior consent of the board of directors, a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common shares; or

     o the tenth business day (or a later date set by the board of directors) after a tender offer for our common shares is first commenced or announced if it would result in the beneficial ownership by a person or group of 15% or more of our outstanding common shares.

     Until the rights become exercisable, they will be transferred with and only with the common shares. Separate certificates for the rights will be issued as soon as practicable after the rights become exercisable. Only then will the rights begin trading separately from the common shares.

     In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power is sold, each holder of a right will have the right to receive, upon the exercise of the right at the then current exercise price, the number of common shares of the acquiring company which, at the time of the transaction, have a market value of two times the exercise price of the right.

     In the event that any person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of our outstanding common shares without the prior approval of the board of directors, then:

     o the rights beneficially owned by the acquiring person or group will be void, and

     o each other holder of a right will have the right to receive, upon exercise, a number of our common shares having a market price of two times the exercise price of the right.

     Generally, we can redeem each right for $.01 at any time before a person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of our outstanding common shares without the prior approval of the board of directors. If not redeemed, the rights will expire on August 10, 2008.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

     There are provisions in our articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares:

     Staggered Board

     The board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. Under Ohio law, directors belonging to a classified board of an issuing public company, such as Wendy's, may only be removed from office by shareholders for cause.

     Supermajority Voting Provisions

     Unless at least two-thirds (2/3) of the directors recommend the approval of any of the following matters, the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote is required in order to:

     o    amend our articles of incorporation or code of regulations;

     o    approve an agreement of merger or consolidation;

     o approve a combination or majority share acquisition involving the issuance of our shares;

     o sell, exchange, transfer or otherwise dispose of all, or substantially all, our assets; or

     o    dissolve.

     Merger Moratorium Statute

     If a person becomes the beneficial owner of 10% or more of an issuer's shares without the prior approval of its board of directors, Chapter 1704 of the Ohio Revised Code, known as the "Merger Moratorium Statute," prohibits the following types of transactions for at least three years if they involve both the issuer and either the acquirer or anyone affiliated or associated with the acquirer:

     o    mergers, consolidations and similar transactions;

     o the sale or acquisition of an interest in assets owned or controlled by the issuer or the acquirer meeting thresholds specified in the Merger Moratorium Statute;

     o the issuance or transfer of shares or any rights to acquire shares of the issuer having a fair market value at least equal to 5% of the aggregate fair market value of the issuer's outstanding shares;

     o    a voluntary dissolution;

     o a transaction that increases the acquirer's proportionate ownership of the issuer; and

     o the provision of other benefits to the acquirer that are not shared proportionately by all shareholders.

     The prohibition imposed by Chapter 1704 continues indefinitely after the initial three-year period unless the transaction is approved by the holders of at least two-thirds of the voting power of the issuer or satisfies statutory conditions relating to the fairness of the consideration to be received by the shareholders.

     The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

     Control Share Acquisition Act

     Section 1701.831 of the Ohio Revised Code, known as the "Ohio Control Share Acquisition Statute," provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person's acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

     o    one-fifth or more but less than one-third of the voting power;

     o    one-third or more but less than a majority of the voting power;

     o    a majority or more of the voting power.

     The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Ohio Control Share Acquisition Statute.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common shares is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") preferred shares of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary, which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred shares, to all the rights and preferences of the series of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

     Immediately after we issue and deliver the preferred shares to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share that represents any preferred share converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive the related preferred shares as specified in the applicable prospectus supplement, but holders of preferred shares will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem preferred shares held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing preferred shares so redeemed, provided we have paid the applicable redemption price for the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

     From and after the date fixed for redemption:

     o all dividends in respect preferred shares called for redemption will cease to accrue;

     o the depositary shares called for redemption will no longer be deemed to be outstanding; and

     o all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred shares represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the portion of the liquidation preference accorded each preferred share represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED SHARES

     The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other securities. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred shares. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional common shares will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred shares affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     o    all outstanding depositary shares have been redeemed;

     o there has been a final distribution of the related preferred shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

     o each related preferred share has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred shares.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (only in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.


                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities ("debt warrants"), preferred shares ("preferred share warrants"), depositary shares ("depositary share warrants") or common shares ("common share warrants," collectively with the debt warrants, the preferred share warrants and the depositary share warrants ("warrants")). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

     o    the title of the debt warrants;

     o    the aggregate number of the debt warrants;

     o    the price or prices at which the debt warrants will be issued;

     o the designation, aggregate principal amount and terms of the debt securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the debt warrants;

     o the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

     o the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     o the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

     o the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

     o the maximum or minimum number of the debt warrants which may be exercised at any time;

     o a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

     o any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

OTHER WARRANTS

     We will describe in the applicable prospectus supplement the terms of the preferred share warrants, depositary share warrants and common share warrants being offered, including the following:

     o    the title of the warrants;

     o    the securities for which the warrants are exercisable;

     o    the price or prices at which the warrants will be issued;

     o if applicable, the number of the warrants issued with each preferred share, common share or depositary share;

     o any provisions for adjustment of the number or amount of preferred shares, common shares or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

     o if applicable, the date on and after which the warrants and the related preferred shares, common shares or depositary shares will be separately transferable;

     o if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

     o the maximum or minimum number of the warrants which may be exercised at any time.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or preferred shares, common shares or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or preferred shares or common shares purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities from time to time in their initial offering as follows:

     o    through agents;

     o    to dealers or underwriters for resale;

     o    directly to purchasers; or

     o    through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to prevailing market prices; or

     o    at negotiated prices.

     We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

     We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of January 20, 2003, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, beneficially owned 26,686.069 of our common shares.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the estimated (except for the Commission registration fee) fees on expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby other than underwriting discounts and commissions:


   Securities and Exchange Commission registration fee.............  $ 39,100(1)
   Rating Agency fees..............................................   180,000
   Trustee fees and expenses.......................................    12,500
   Printing costs..................................................    40,000
   Legal fees and expenses.........................................    85,000
   Accounting fees and expenses....................................    25,000
   Miscellaneous expenses..........................................     7,500
                                                                     --------
       Total......................................................   $389,100
                                                                     ========

   ___________

   (1) Pursuant to Rule 429 under the Securities Act of 1933, the Registrant carried forward $75,000,000 of securities previously registered on its Registration Statement on Form S-3, File No. 333-71102, none of which were issued or sold, and for which amount of securities it paid $6,900 of registration fees which were applied to the $46,000 of registration fees due for the securities registered by this Registration Statement.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                    (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                    (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                    (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit or proceeding referred to in division
          (E)(1) or (2) of this section;

                    (b) If the quorum described in division (E)(4)(a) of this
          section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                    (c) By the shareholders;

                    (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                    (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                    (ii) Reasonably cooperate with the corporation concerning the action, suit or proceeding.

                  (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division
         (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

     (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Section 5.01 of the Registrant's Regulations governs indemnification by Registrant and provides as follows:


     Section 5.01. Indemnification. The corporation shall indemnify each director and officer, each former director and officer, and each person who may have served at its request as an officer, and each person who may have served at its request as a director, trustee, or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or is or was serving as an employee or agent of another enterprise at the request of the corporation; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders, or disinterested directors or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a person.

     In addition, Registrant has purchased insurance coverage under policies issued by The Chubb Group of Insurance Companies, National Union Insurance Company, CNA Insurance Companies and Royal and Sun Alliance which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 16.  EXHIBITS.

(a)  Exhibits. The following exhibits are filed herewith and made a part hereof:
     1(a)(1)   Form of Underwriting Agreement relating to Debt Securities.
     1(b)(1)   Form or forms of Underwriting Agreement(s) for securities other than Debt Securities.
     4(a)      Senior Debt Securities Indenture between Wendy's International,
               Inc. and Bank One, National Association, as Trustee (including form of Senior Debt Security).
     4(b)      Subordinated Debt Securities Indenture between Wendy's
               International, Inc. and Bank One, National Association, as
               Trustee.
     4(c)(2)   Form of Subordinated Debt Security.
     5         Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities.
     12        Computation of Consolidated Ratio of Earnings to Fixed Charges.
     23(a)     Consent of PricewaterhouseCoopers LLP.
     23(b)     Consent of Vorys Sater Seymour and Pease LLP (included in
               Exhibit 5).

     24        Powers of Attorney.

     25 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1, of Bank One, National Association, as Trustee under the Senior Debt Securities Indenture and under the Subordinated Debt Securities Indenture.

     (1) To be filed as an exhibit to a Current Report of registrant on Form 8-K and incorporated herein by reference.

     (2)      To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on January 30, 2003.

                                      WENDY'S INTERNATIONAL, INC.


                                      By: /s/ Kerrii B. Anderson.
                                          ----------------------------
                                             Kerrii B. Anderson
                                             Executive Vice President
                                             & Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of January, 2003.

          Signature                                       Title
-----------------------------                -----------------------------------
/s/ John T. Schuessler *                       Director, Chairman of the Board,
-----------------------------                Chief Executive Officer & President
John T. Schuessler

/s/ Kerrii B. Anderson                        Director, Executive Vice President
-----------------------------                     & Chief Financial Officer
Kerrii B. Anderson

/s/ Lawrence A. Laudick * .                Chief Accounting Officer, Senior Vice
-----------------------------                  President & General Controller
Lawrence A. Laudick

/s/ Ernest S. Hayeck *                                Director
-----------------------------
Ernest S. Hayeck

/s/ Janet Hill *                                      Director
-----------------------------
Janet Hill

/s/ Paul D. House *                                   Director
-----------------------------
Paul D. House

/s/ Thomas F. Keller *                                Director
-----------------------------
Thomas F. Keller

/s/ William E. Kirwan *                               Director
-----------------------------
William E. Kirwan

/s/ True H. Knowles *                                 Director
-----------------------------
True H. Knowles

/s/ David P. Lauer *                                  Director
-----------------------------
David P. Lauer

/s/ Andrew G. McCaughey *                             Director
-----------------------------
Andrew G. McCaughey

/s/ James F. Millar*                                  Director
-----------------------------
James F. Millar

/s/ James V. Pickett *                                Director
---------------------
James V. Pickett

/s/ Thekla R. Shackelford *                           Director
--------------------------
Thekla R. Shackelford




*By: /s/ Kerrii B. Anderson                          Date: January 30, 2003
     --------------------------------------          -----------------------
      Kerrii B. Anderson (Attorney-in-Fact)

                                  EXHIBIT INDEX

     Exh. No.       Exhibit
     ---------------------------------------------------------------------------
     1(a)(1)   Form of Underwriting Agreement relating to Debt Securities.

     1(b)(1) Form or forms of Underwriting Agreement(s) for securities other than Debt Securities.

     4(a)      Senior Debt Securities Indenture between Wendy's
               International, Inc. and Bank One, National Association, as Trustee (including form of Senior Debt Security).

     4(b) Subordinated Debt Securities Indenture between Wendy's International, Inc. and Bank One, National Association, as Trustee.

     4(c)(2)   Form of Subordinated Debt Security.

     5 Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities.

     12        Computation of Consolidated Ratio of Earnings to Fixed
               Charges.

     23(a)     Consent of PricewaterhouseCoopers LLP.

     23(b)     Consent of Vorys Sater Seymour and Pease LLP (included in
               Exhibit 5).

     24        Powers of Attorney.

     25        Statement of Eligibility of Trustee under the Trust
               Indenture Act of 1939 on Form T-1, of Bank One, National Association, as Trustee under the Senior Debt Securities Indenture and under the Subordinated Debt Securities Indenture.

     (1) To be filed as an exhibit to a Current Report of registrant on Form 8-K and incorporated herein by reference.

     (2)       To be filed by amendment.